                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                           Bollinger Industries, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

[BOLLINGER INDUSTRIES LETTERHEAD]

                                                                          [LOGO]






Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders of Bollinger Industries, Inc. (the "Company"), to be held Thursday, October 25, 2001, at 10:00 a.m., local time, at the AmeriSuites Hotel, 1542 North Highway 360, Grand Prairie, Texas 75050. A Notice of Annual Meeting, Proxy Statement, and form of proxy relating to the Annual Meeting are enclosed with this letter. A copy of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2001 is also enclosed.

         We urge you to read this material carefully. It is important that your shares are represented at the Annual Meeting whether or not you plan to attend. We encourage you to complete, sign and date the proxy and return it in the enclosed envelope at your earliest convenience.

                                             Sincerely,


                                             /s/ GLENN D. BOLLINGER
                                             Glenn D. Bollinger
                                             Chairman of the Board


                                             /s/ BOBBY D. BOLLINGER
                                             Bobby D. Bollinger
                                             President



Grand Prairie, Texas
September 27, 2001

                           BOLLINGER INDUSTRIES, INC.
                              602 FOUNTAIN PARKWAY
                           GRAND PRAIRIE, TEXAS 75050

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 25, 2001
                                ----------------


To the Stockholders of BOLLINGER INDUSTRIES, INC.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Bollinger Industries, Inc., a Delaware corporation (the "Company"), will be held on Thursday, October 25, 2001, beginning at 10:00 a.m. local time, at the AmeriSuites Hotel, 1542 North Highway 360, Grand Prairie, Texas 75050 for the following purposes:

         1. To elect four directors to serve until the next Annual Meeting of Stockholders or until their successors have been duly elected and have qualified;

         2. To approve the appointment of King, Griffin & Adamson, P.C. as independent public accountants of the Company for its fiscal year ending March 31, 2002; and

         3. To transact such other business as may be properly brought before the Annual Meeting, or any postponements or adjournments thereof.

         The Board of Directors has fixed the close of business on September 20, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the meeting. A complete list of such stockholders will be available for inspection at the offices of the Company in Grand Prairie, Texas, during regular business hours for a period of ten days before the meeting.

         All stockholders are cordially invited to attend the meeting. Stockholders are urged, whether or not they plan to attend the meeting, to complete, date and sign the accompanying proxy and to return it promptly in the enclosed postage-paid return envelope. A stockholder may revoke the proxy at any time before the proxy is exercised by delivering written notice of revocation to the Secretary of the Company, by delivering a subsequently dated proxy, or by attending the meeting and withdrawing the proxy.

                                     By Order of the Board of Directors

                                          /s/ ROSE TURNER
                                          Rose Turner
                                          Secretary


Grand Prairie, Texas
September 27, 2001

                           BOLLINGER INDUSTRIES, INC.
                              602 FOUNTAIN PARKWAY
                           GRAND PRAIRIE, TEXAS 75050

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 25, 2001


                                  INTRODUCTION

         This Proxy Statement is furnished to stockholders of Bollinger Industries, Inc., a Delaware corporation ("Bollinger" or the "Company"), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the annual meeting of stockholders to be held on October 25, 2001, and at any postponements or adjournments thereof. Proxies in the form enclosed will be voted at the meeting if properly executed, returned to the Company prior to the meeting, and not revoked. The approximate date on which this Proxy Statement and the accompanying proxy card will first be sent to stockholders is September 27, 2001.

                              REVOCABILITY OF PROXY

         A proxy may be revoked at any time before it is voted by delivering written notice of revocation to the Secretary of the Company, by delivering a subsequently dated proxy, or by attending the meeting and withdrawing the proxy. A stockholder's attendance at the meeting will not constitute automatic revocation of the proxy.

                        ACTION TO BE TAKEN AT THE MEETING

         The accompanying proxy, unless the stockholder otherwise specifies in the proxy, will be voted (i) for the election as directors of the nominees listed under "Election of Directors"; (ii) for the ratification of the appointment of King, Griffin & Adamson, P.C. as independent public accountants of the Company for the 2002 fiscal year; and (iii) at the discretion of the proxy holders, on any other matter that may properly come before the meeting or any postponements or adjournments thereof.

         Where stockholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter of business is brought before the meeting, the proxy holders may vote the proxies at their discretion. The directors do not know of any such other matter or business.

                            OUTSTANDING CAPITAL STOCK

         The record date for stockholders entitled to vote at the annual meeting is September 20, 2001. At the close of business on that day, there were 4,400,210 shares of the Company's Common Stock, $0.01 par value ("Common Stock"), outstanding and entitled to vote at the meeting.

                                QUORUM AND VOTING

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the meeting. In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held in his or her name on the record date. Directors of the Company will be elected by a plurality of the votes cast by the stockholders present in person or by proxy at the Annual Meeting and entitled to vote thereon. Any other matters submitted to a vote of the stockholders will be decided by the vote of a majority of the votes cast by the stockholders present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will be included in vote totals and, as such, will have the same effect on each proposal other than the election of directors as a negative vote. Broker non-votes, if any, will not be included in vote totals and, as such, will have no effect on any proposal.

                         PERSONS MAKING THE SOLICITATION

         The accompanying proxy is being solicited by the Board of Directors of the Company. The cost of soliciting proxies will be borne entirely by the Company and no other person or persons will bear such costs either directly or indirectly. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of the Company.

                               BOARD OF DIRECTORS

COMMITTEES

         The Board of Directors has Executive and Compensation and Stock Option Committees.

         Glenn Bollinger, Bobby Bollinger and Stephen Parr served on the Executive Committee during the Company's fiscal year ended March 31, 2001 ("fiscal 2001"), and Mr. Parr served as its chairman. Subject to statutory limitations, the Executive Committee is authorized to exercise the powers of the Board of Directors between regular meetings. The Executive Committee held numerous meetings via telephonic conferences during fiscal 2001, met once, and took certain other actions by written consent.

         Stephen Parr was the sole member of the Compensation and Stock Option Committee during fiscal 2001, and served as its chairman. The Compensation and Stock Option Committee determines the Company's policy with respect to the nature and amount of all compensation of the Company's officers, and will at least annually prepare a compensation report in accordance with rules promulgated by the Securities and Exchange Commission (the "SEC"), and also administers the Bollinger Industries, Inc. 1993, 1998 and 2000 Stock Option Plans and the Bollinger Industries, Inc. 2000 Nonqualified Stock Option Plan. The Compensation and Stock Option Committee took action by written consent two times during fiscal 2001.

DIRECTORS' FEES AND COMPENSATION

         Stephen Parr received a fee of $30,000 annually for his work in fiscal 2001 and was reimbursed for out-of-pocket expenses incurred in connection with attendance at Board of Directors and committee meetings. Beginning August 2001, Stephen Parr's fee was changed to $10,000 annually. He was granted options to purchase 8,333 shares of Common Stock at the time he began serving on the Board of Directors and 30,000 shares of Common Stock in January 2001. Glenn Bollinger and Bobby Bollinger each received $10,000 annually for their service as directors, but as of August 2001 this payment was suspended. John Maguire received $36,000 annually and acted as a consultant on certain financial matters and acquisitions through July 2001. In August 2001, John Maguire's fee was changed to $10,000 annually and he no longer acts as a consultant. John Maguire was granted options to purchase 8,333 shares of Common Stock at the time he began serving on the Board of Directors and options to purchase 30,000 shares of Common Stock in January 2001.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

         The Board of Directors met four times during fiscal 2001. The Board took all other actions by unanimous written consent during fiscal 2001. In addition, all directors attended at least 75% of all meetings of each of the committees on which they served.

                                 PROPOSAL NO. 1:
                              ELECTION OF DIRECTORS

         Four directors are to be elected at the Annual Meeting. The Board of Directors has nominated the four individuals named below to serve as directors of the Company. All of the nominees have consented to serve if elected. If for any unforeseen reason a nominee is unable to serve if elected, the persons named in the accompanying proxy may exercise their discretion to vote for a substitute nominee selected by the Board. However, the Board has no reason to anticipate that any of the nominees will not be able to serve, if elected.


                 NAME                        AGE             DIRECTOR SINCE

Glenn D. Bollinger (1)                        51                  1979

Bobby D. Bollinger (1)                        48                  1979

John L. Maguire (3)                           70                  1993

Stephen L. Parr (1) (2) (3)                   48                  1995


------------

(1)      Member of the Executive Committee

(2)      Member of the Compensation Committee and Stock Option Committee

(3)      Independent director

         Set forth below is certain information concerning each of the persons nominated for election as a director of the Company:

         Glenn D. Bollinger is a co-founder of the Company and has served as Chairman of the Board, Chief Executive Officer and a Director since 1979. Mr. Bollinger is primarily responsible for the Company's overall operations, including in particular inventory, purchasing and warehousing. Mr. Bollinger is subject to an order of permanent injunction entered by the United States District Court for the District of Columbia, which enjoins him from engaging in any conduct which would constitute violations of various provisions of the Securities Exchange Act of 1934, specifically, Sections 10(b), 13(a), and 13(b), and various rules promulgated thereunder. It does not preclude or otherwise limit his participation as an executive officer or director of the Company. The order arose out of an action filed by the SEC on September 30, 1996 complaining of certain transactions with three customers of the Company, which occurred during the Company's fiscal years ended March 31, 1994 and 1995. Mr. Bollinger agreed to the entry of the order without admitting or denying that he committed any violations of law.

         Bobby D. Bollinger is a co-founder of the Company and has served as Vice Chairman of the Board, President and a Director since 1979. Mr. Bollinger is primarily responsible for sales, marketing and product development.

         John L. Maguire became a Director of the Company in September 1993 and served as interim Chief Financial Officer from August 1992 to August 1993. In addition, the Company from time to time retains Mr. Maguire as a consultant on certain financial matters and acquisitions. Mr. Maguire is a certified public accountant. Since November 1, 1999 Mr. Maguire has served as Director of Administrative Services, City of Fayetteville, Arkansas City Government. Since 1982 he has been self-employed, concentrating on private family investments. He was previously Chief Financial Officer of Tyson Foods, Inc.

         Stephen L. Parr became a Director of the Company in November 1995. Mr. Parr is currently President of Navigator Capital Management, LLC. Mr. Parr was previously a Vice President of Goldman Sachs, where he was an international specialist. Mr. Parr was with Goldman Sachs from 1977 to 1995. Mr. Parr serves on the board of directors of Nextek, Inc., an Alabama electronics company; Corphealth, Inc., a Texas behavioral healthcare company; NavTel, LLC, a competitive local exchange carrier; Aqua Dynamics, a specialty chemical and ozone services company, and Griffon Capital, a Detroit registered investment advisory firm.

         Glenn D. Bollinger and Bobby D. Bollinger are brothers, and are the sons of Dell Bollinger, Senior Vice President - Administration of the Company. Otherwise, there is no family relationship between any of the nominees, directors and any executive officer of the Company.

         No director presently holds any other directorships in companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15 of that act.

         The four nominees receiving the greatest number of votes cast at the Annual Meeting will be elected whether or not any of them receives a majority of the votes cast.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION AS DIRECTORS OF THE FOUR PERSONS NAMED UNDER "PROPOSAL NO. 1: ELECTION OF DIRECTORS."


                                 PROPOSAL NO. 2:
            APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         Subject to approval by the stockholders, the Board of Directors has selected King, Griffin & Adamson, P.C. as independent public accountants of the Company for its fiscal year ended March 31, 2002. King, Griffin & Adamson, P.C. has acted in such capacity for the Company since August 1995 and has reported that neither the firm nor any of its partners has any material direct or indirect financial interest in the Company, other than as independent public accountants.

         Representatives of King, Griffin & Adamson, P.C. will be present at the Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

         The affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock represented and entitled to vote at the Annual Meeting or any adjournment(s) thereof is necessary for the approval of the appointment of King, Griffin & Adamson, P.C. as independent public accountants of the Company for the fiscal year ending March 31, 2002.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE APPOINTMENT OF KING, GRIFFIN & ADAMSON, P.C. AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR ITS FISCAL YEAR ENDING MARCH 31, 2002.

                       ACTION TO BE TAKEN UNDER THE PROXY

         The accompanying proxy will be voted "FOR" the election of the four persons recommended by the Board of Directors and named under "PROPOSAL NO. 1:
ELECTION OF DIRECTORS" as
nominees for directors of the Company; and "FOR" approval of the appointment of King, Griffin & Adamson, P.C. as the independent public accountants of the Company for its fiscal year ending March 31, 2002, unless the proxy is marked in such a manner as to withhold authority to so vote.

         The accompanying proxy will also be voted in connection with the transaction of such other business as may properly come before the Annual Meeting of Stockholders, or any adjournment or adjournments thereof. Management knows of no other matters to be considered at the Annual Meeting of Stockholders. If, however, any other matters properly come before the Annual Meeting of Stockholders, or any adjournment or adjournments thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their best judgment on such matter. The persons named in the accompanying proxy will also, if in their judgment it is deemed advisable, vote to adjourn the meeting from time to time.

                              SECURITY OWNERSHIP OF
                      PRINCIPAL STOCKHOLDERS AND MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of the shares of Common Stock of the Company as of September 14, 2001 by (i) each director, (ii) each executive officer, (iii) each person deemed to beneficially own more than five percent (5%) of the outstanding shares of Common Stock of the Company, and (iv) all executive officers and directors of the Company as a group. Except as otherwise indicated, each stockholder identified in the table has sole voting and investment power with respect to his or her shares.



                                                         SHARES OWNED
                                                         ------------
         NAME                                       NUMBER       PERCENTAGE
         ----                                       ------       ----------

Glenn D. Bollinger(1)(2)                          1,560,559         35.5%

Bobby D. Bollinger(1)(3)                          1,561,610         35.5%

Rose Turner(4)                                       32,000            *

Dell K. Bollinger(5)                                167,257          3.8%

David Barr(6)                                        38,000            *

John L. Maguire(7)                                  138,333          3.1%

Stephen L. Parr(8)                                   40,833            *

All directors and executive officers              2,666,592         60.6%
as a group (7 persons)(9)(10)


---------------

         * Less than 1% of the outstanding shares of Common Stock.

         (1) Business mailing address is 602 Fountain Parkway, Grand Prairie, Texas 75050.

         (2) Represents (i) 425,069 shares over which Glenn Bollinger has sole voting and investment control; (ii) 436,000 shares held by Glenn Bollinger Family Enterprises, Ltd., a Texas limited partnership, over which Glenn Bollinger has shared voting and investment power with Bobby Bollinger through each of their 49.5% ownership of the outstanding stock of the sole general partner; (iii) 436,000 shares held by Bob Bollinger Family Enterprises, Ltd., a Texas limited partnership, over which Glenn Bollinger has shared voting and investment power with Bobby Bollinger through each of their 49.5% ownership of the outstanding stock of the sole general partner; (iv) 212,058 shares held by the Company's 401(k) plan representing his interest in the plan as a participant; and (v) options to purchase 51,432 shares of Common Stock that are currently exercisable. Neither the inclusion of shares owned by

Bob Bollinger Family Enterprises, Ltd., nor the inclusion of shares in the Company's 401(k) plan not allocated to Glenn Bollinger's participant account in the Company's 401(k) plan is to be construed as an admission that he is the beneficial owner of such shares.

         (3) Represents (i) 425,069 shares over which Bobby Bollinger has sole voting and investment control; (ii) 436,000 shares held by Bob Bollinger Family Enterprises, Ltd., a Texas limited partnership, over which Bobby Bollinger has shared voting and investment power with Glenn Bollinger through each of their 49.5% ownership of the outstanding stock of the sole general partner; (iii) 436,000 shares held by Glenn Bollinger Family Enterprises, Ltd., a Texas limited partnership, over which Bobby Bollinger has shared voting and investment power with Glenn Bollinger through each of their 49.5% ownership of the outstanding stock of the sole general partner; (iv) 213,109 shares held by the Company's 401(k) plan representing his interest in the plan as a participant; and (v) options to purchase 51,432 shares of Common Stock that are currently exercisable. Neither the inclusion of shares owned by Glenn Bollinger Family Enterprises, Ltd., nor the inclusion of any shares in the Company's 401(k) plan not allocated to Bobby Bollinger's participant account in the Company's 401(k) plan is to be construed as an admission that he is the beneficial owner of such shares.

         (4) Represents options to purchase 32,000 shares of Common Stock that are currently exercisable.

         (5) Represents 61,731 shares of Common Stock owned of record and options to purchase 94,726 shares of Common Stock that are currently exercisable.

         (6) Represents options to purchase 38,000 shares of Common Stock that are currently exercisable.

         (7) Represents 50,000 shares of Common Stock owned of record and options to purchase 88,333 shares of Common Stock that are currently exercisable. Does not include 26,000 shares of Common Stock held in trust for which Mr. Maguire is the trustee and is a contingent beneficiary. Mr. Maguire disclaims beneficial ownership of these shares.

         (8) Includes 2,500 shares of Common Stock owned of record and options to purchase 38,333 shares of Common Stock that are currently exercisable.

         (9) Includes options to purchase 394,256 shares of Common Stock that are currently exercisable.

         (10) Shares held beneficially by Glenn Bollinger and Bobby Bollinger are only included once in the group total.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who own more than ten percent (10%) of the Common Stock to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of the Common Stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file with the SEC. Based solely on the Company's review of the copies of such forms received during the year, the Company believes that during fiscal 2001, all the Company's directors, executive officers and holders of more than ten percent (10%) of the Common Stock complied with all Section 16(a) filing requirements applicable to them, except that a Form 4 was inadvertently filed late for each of Glenn Bollinger, Bobby Bollinger and Dell

Bollinger disclosing grants of stock options to such persons on April 1, 2000, and for each of John Maguire and Stephen Parr disclosing grants of stock options to such persons on January 1, 2001.

         To the best knowledge of management of the Company, during fiscal 2001 no director, officer or ten percent (10%) beneficial owner of Common Stock of the Company failed to file with the SEC any required reports on Form 3, 4 or 5 regarding transactions in securities of the Company.

                               EXECUTIVE OFFICERS

         The following persons are the executive officers of the Company:


           NAME                 AGE                     POSITION

Glenn D. Bollinger               51      Chairman of the Board, Chief Executive Officer and Director

Bobby D. Bollinger               48      Vice Chairman of the Board, President and Director

Rose Turner                      45      Executive Vice President - Finance, Chief Operating Officer,
                                         Chief Financial Officer, Treasurer and Secretary

Dell K. Bollinger                74      Senior Vice President - Administration

David Barr                       43      Executive Vice President - Product Acquisition

         Set forth below is a description of the business experience of each of the executive officers.

         Information concerning the business experience of Glenn Bollinger is provided under "Proposal No. 1: Election of Directors."

         Information concerning the business experience of Bobby Bollinger is provided under "Proposal No. 1: Election of Directors."

         Rose Turner has served as Chief Financial Officer, Treasurer and Secretary since January 1997, as Executive Vice President - Finance since October 1997, and as Chief Operating Officer of the Company since January 1999. She previously served as the Company's Senior Vice President - Finance from January 1997 to October 1997. Ms. Turner joined the Company on a contract and then full-time basis in November 1995. Ms. Turner is a certified public accountant.

         Dell K. Bollinger accepted an integral role in the Company's business when it was founded by her sons, Glenn and Bobby Bollinger, in 1974. Mrs. Bollinger has served as a Vice President of the Company since 1979.

         David Barr has served as Executive Vice President - Product Acquisition of the Company since August 1996, and previously served as Vice President - Product Development from July 1994 to August 1996.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER INFORMATION

         The following table summarizes the compensation paid to the Company's chief executive officer and the Company's three other most highly compensated executive officers for services rendered in all capacities to the Company during fiscal 2001, 2000 and 1999.

                           SUMMARY COMPENSATION TABLE
                               ANNUAL COMPENSATION


                                                                                       Stock
        Name and Position               Year        Salary ($)       Bonus ($)      Options(#)
        -----------------               ----        ----------       ---------      ----------

Glenn D. Bollinger                      2001         260,000(1)              --         25,716
Chairman of the Board and Chief         2000         262,143(1)              --         25,716
Executive Officer                       1999         285,717(1)              --             --

Bobby D. Bollinger                      2001         260,000(1)              --         25,716
Vice Chairman of the Board and          2000         262,143(1)              --         25,716
President                               1999         285,717(1)              --             --

Rose Turner                             2001          151,740            25,000(2)          --
Executive Vice President -              2000          146,445            20,000             --
Finance, Chief Operating Officer,       1999          132,700                --          7,000
Chief Financial Officer,
Treasurer and Secretary

David Barr                              2001          115,398            10,000(2)          --
Executive Vice President -              2000          109,732             8,000(3)      20,000
Product Acquisition                     1999           97,194                --             --

(1) Glenn Bollinger and Bobby Bollinger were paid $10,000 as directors fees in fiscal 1999, 2000 and 2001.

(2) Rose Turner and David Barr's bonus for fiscal 2001 was paid subsequent to March 31, 2001.

(3) David Barr's bonus for fiscal 2000 was paid subsequent to March 31, 2000.

STOCK OPTION PLANS

         DESCRIPTION OF STOCK OPTION PLANS.

         1993 Plan. In September 1993 the Board of Directors adopted the Bollinger Industries, Inc. 1993 Stock Option Plan (the "1993 Plan") pursuant to which options to purchase up to 500,000 shares of Common Stock may be granted. The individuals eligible to participate in the 1993 Plan are those full-time key employees, including officers and employee directors, and independent directors of the Company or its subsidiaries as the Compensation and Stock Option Committee of the Board of Directors, which administers the 1993 Plan, may determine from time to time. The Compensation and Stock Option Committee may grant either incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or nonqualified stock options. Only nonqualified stock options may be granted to independent directors.

         The purchase price of shares subject to an option granted under the 1993 Plan is determined by the Compensation and Stock Option Committee at the time of grant, but may not be less than 50% of the fair market value of the shares of Common Stock on the date of grant. The exercise price of ISOs must be at least 100% of the fair market value. The aggregate fair market value (determined as of the date the option is granted) of the stock with respect to which ISOs are exercisable for the first time by the optionee in any calendar year (under the 1993 Plan and any other incentive stock option plan of the Company) may not exceed $100,000. Options granted under the 1993 Plan must be exercised within ten years from the date of grant and will generally vest in annual installments as determined by the Compensation and Stock Option Committee. In the case of any eligible employee who owns or is deemed to own stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the exercise price of any ISOs granted under the 1993 Plan may not be less than 110% of the fair market value of the Common Stock on the date of grant, and the exercise period may not exceed five years from the date of grant.

         Options granted under the 1993 Plan are not transferable by the optionee other than by will or under the laws of descent and distribution. Options terminate on the earlier of the date of the expiration of the option or thirty (30) days after the date the optionee terminates employment with the Company and its subsidiaries for any reason other than termination for cause or the death or disability of the optionee. During the 30-day period, the optionee may exercise the option in respect of the number of shares that were vested on the date of termination of employment. In the event of termination because of the death or disability of an optionee and before the date of expiration of the option, the option terminates on the earlier of the date of expiration or one year following the date of termination of employment, during which period the option may be exercised in respect of the number of shares that were vested on the termination of employment.

         The 1993 Plan provides that an option agreement may permit an optionee to tender previously owned shares of Common Stock in partial or full payment for shares to be purchased on exercising an option. Unless sooner terminated by action of the Board of Directors, the 1993 Plan will terminate in 2003. Subject to certain exceptions, the 1993 Plan may be amended, altered or discontinued by the Board of Directors without stockholder approval.

         As of September 14, 2001 options to purchase a total of 168,666 shares of Common Stock are outstanding under the 1993 Plan at prices ranging from $0.63 to $13.00 per share.

         1998 Plan. The Bollinger Industries, Inc. 1998 Stock Option Plan (the "1998 Plan") was adopted by the Board of Directors and approved by the stockholders in September 1998. This plan provides for the grant of options to purchase up to 500,000 shares of Common Stock of the Company to officers and employees of the Company who are responsible for or contribute to the management, growth and profitability of the business. No grant will be made under this Plan to a director who is not an officer or a salaried employee of the Company.

         The purchase price of shares subject to an option granted under the 1998 Plan is determined by the Compensation and Stock Option Committee at the time of grant, and the exercise price shall not be less than 100% of the fair market value of the Common Stock subject to the stock option on the date of grant (or 110% in the case of a stock option granted to a participant who owns or is deemed to own stock possessing more than 10% of the total combined voting power of all classes of stock of the Company). Options granted under the 1998 Plan must generally be exercised within ten years from the date of grant (five years from the date of grant in the case of a stock option granted to a participant who owns or is deemed to own stock possessing more than 10% of the total combined voting power of all classes of stock of the Company), unless otherwise provided by the Compensation and Stock Option Committee.

         Stock options granted under the 1998 Plan may be of two types: ISOs and nonqualified stock options. The Board of Directors has the authority to grant to any participant ISOs, nonqualified stock options or any combination thereof.

         Options granted under the 1998 Plan are not transferable by the optionee other than by will or under the laws of descent and distribution. Unless otherwise determined by the Compensation and Stock Option Committee: (i) options terminate on the earlier of the date of the expiration of the option or three months after the date the optionee terminates employment with the Company and its subsidiaries for any reason other than termination as a result of the death or disability of the optionee; (ii) during the 3-month period, the optionee may exercise the option in respect of the number of shares that were vested on the date of termination of employment; and (iii) in the event of termination because of the death or disability of an optionee and before the date of expiration of the option, the option terminates on the earlier of the date of expiration or one year following the date of termination of employment due to death or six months following the date of termination of employment due to disability, during which period the option may be exercised in respect of the number of shares that were vested on the termination of employment, or on such accelerated basis as the Compensation and Stock Option Committee may otherwise determine.

         The 1998 Plan provides that an option agreement may permit an optionee to tender previously owned shares of Common Stock in partial or full payment for shares to be purchased on exercising an option. Unless sooner terminated by action of the Board of Directors, the 1998 Plan will terminate in 2008.

         As of September 14, 2001 options to purchase a total of 451,495 shares of Common Stock are outstanding under the 1998 Plan at an exercise price of $1.00 per share.

         2000 Plan. The Bollinger Industries, Inc. 2000 Stock Option Plan (the "2000 Plan") was adopted by the Board of Directors and approved by the stockholders in September 2000. The 2000 Stock Option Plan provides for the grant of options covering a total of 500,000 shares of Common Stock of the Company to be issued to officers and employees of the Company who are responsible for or contribute to the management, growth and profitability of the business. No grant will be made under this Plan to a director who is not an officer or a salaried employee of the Company.

         The exercise price per share shall be determined by the Board and set forth in the stock option agreement, and in the case of an incentive stock option, the exercise price shall not be less than 100% of the fair market value of the Common Stock subject to the stock option on the date of grant (or 110% in the case of a stock option granted to a participant who is a ten percent shareholder on the date of the grant).

         Stock options granted under the 2000 Plan may be one of two types: incentive stock options and non qualified stock options. The Board has the authority to grant to any participant incentive stock options, non qualified stock options or any combination thereof.

         Unless sooner terminated by action of the Board of Directors, the 2000 Plan will terminate in 2010. As of September 14, 2001 options to purchase a total of 143,995 shares of Common Stock are outstanding under the 2000 Plan at an exercise price of $1.00 per share.

         NQO Plan. The Bollinger Industries, Inc. 2000 Nonqualified Stock Option Plan (the "NQO Plan") was adopted by the Board of Directors in June 2000. The NQO Plan provides for the grant of options to purchase up to 200,000 shares of Common Stock. The individuals eligible to participate in the NQO Plan are members of the Board of Directors who are not officers or other employees of the Company or of any corporation or other entity which is then a subsidiary of the Company.

         The purchase price of shares subject to an option granted under the NQO Plan is determined by the Compensation and Stock Option Committee at the time of grant, but may not be less than 100% of the fair market value of the shares of Common Stock on the date of grant. Options granted under the NQO Plan must be exercised within ten years from the date of grant or such shorter term as may be determined by the Compensation and Stock Option Committee and may vest in installments as determined by the Compensation and Stock Option Committee. Options granted under the NQO Plan are not transferable by the optionee other than by will or under the laws of descent and distribution.

         Unless sooner terminated by action of the Board of Directors, the NQO Plan will terminate in 2010. As of September 14, 2001 options to purchase a total of 85,000 shares of Common Stock are outstanding under the NQO Plan at an exercise price of $1.00 per share.

OPTION GRANTS.  A total of 384,495 options were granted in fiscal 2001.

OPTION EXERCISES AND HOLDINGS. The following table sets forth information with respect to the named executive officers concerning the exercise of options during fiscal 2001 and unexercised options held as of the end of fiscal 2001.



                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES



                                                                    NUMBER OF UNEXERCISED                 VALUE OF UNEXERCISED
                                                                         OPTIONS AT                       IN-THE MONEY OPTIONS
                                 SHARES                              FISCAL YEAR-END(#)                 AT FISCAL YEAR-END($)(1)
                               ACQUIRED ON        VALUE        ------------------------------        -----------------------------
         NAME                  EXERCISE(#)     REALIZED($)     EXERCISABLE      UNEXERCISABLE        EXERCISABLE     UNEXERCISABLE
         ----                  -----------     -----------     -----------      -------------        -----------     -------------

Glenn D. Bollinger(2)              --               --             51,432              --                --               --

Bobby D. Bollinger(3)              --               --             51,432              --                --               --

Rose Turner(4)                     --               --             32,000           8,000                --               --

David Barr(5)                      --               --             38,000           4,000                --               --




-------------------------

(1) Based on the market value of the Common Stock on March 31, 2001 of $0.26 per share as reported by the over-the-counter Bulletin Board (minus the exercise or base price).

(2) Glenn D. Bollinger was granted options for the purchase of 25,716 shares of Common Stock in exchange for a salary reduction, at an exercise price of $1.00 per share, in September 1999. These options vested in March 2000 and expire five years from the date of grant. Mr. Bollinger was granted options for the purchase of 25,716 shares of Common Stock in exchange for a salary reduction, at an exercise price of $1.00 per share, in April 2000. These options vested in March 2001 and expire five years from the date of grant.

(3) Bobby D. Bollinger was granted options for the purchase of 25,716 shares of Common Stock in exchange for a salary reduction, at an exercise price of $1.00 per share, in September 1999. These options vested in March 2000 and expire five years from the date of grant. Mr. Bollinger was granted options for the purchase of 25,716 shares of Common Stock in exchange for a salary reduction, at an exercise price of $1.00 per share, in April 2000. These options vested in March 2001 and expire five years from the date of grant.

 (4) Rose Turner was granted options for the purchase of 33,000 shares of Common Stock at an exercise price of $0.63 per share in January 1997; and options for the purchase of 7,000 shares of Common Stock at an exercise price of $1.00 per share in April 1999. These options vest over a five-year period and expire ten years from the date of grant.

(5) David Barr was granted options for the purchase of 10,000 shares of Common Stock at an exercise price of $13.00 per share in October 1994. These options vest over a five-year period and expire ten years from the date of grant. Mr. Barr was granted options for the purchase of 2,000 shares of Common Stock at an exercise price of $11.00 per share in December 1994. These options vest over a four-year period and expire ten years from the date of grant. Mr. Barr was granted options for the purchase of 10,000 shares of Common Stock at an exercise price of $3.00 per share in February 1996; and options for the purchase of 20,000 shares of Common Stock at an exercise price of $1.00 per share in April 1999. These options vest over a five-year period and expire ten years from the date of grant.

COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During fiscal 2001 Stephen Parr served as the sole member of the Compensation and Stock Option Committee. No member of the Compensation and Stock Option Committee is a current or former employee or officer of the Company or any of its affiliates or has any interlocking relationship with any other corporation that requires specific disclosure under this heading. Please refer to "Certain Relationships and Related Transactions."

BOARD COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The basic policy of the Compensation and Stock Option Committee (the "Committee") is to ensure that salary levels and compensation incentives are designed to attract and retain qualified individuals in key positions and are commensurate with the level of executive responsibility, the type and scope of the Company's operations, and the Company's financial condition and performance. The goal of this policy is to promote the attainment of the financial and strategic objectives of the Company.

         Stephen Parr was the sole member of the Committee for fiscal 2001. The Committee believes that the base salary levels in place during fiscal 2001 continue to be consistent with the Company's status as a public company and with the Company's peers in the fitness industry. The salary levels during fiscal 2001 were not substantially different from those in fiscal 2000. The Committee has not, however, conducted a detailed examination of the compensation structure of peer companies, nor has it engaged the services of an executive compensation consultant.

         The base salaries of the Company's executive officers may be augmented at the discretion of the Committee, at the recommendation of the Chief Executive Officer, by the award of individual performance-based cash bonuses ("Cash Bonuses"). Cash Bonuses are based on among other things an individual's quality of work performed, the financial condition and results of operation of the Company, progress made towards business objectives, and return on the Company's Common Stock for the period. Based on the financial condition and results of operations of the Company, the Committee determined to award Cash Bonuses to two of the named executive officers for fiscal 2001.

         The Company also grants stock options pursuant to the Company's 1993, 1998 and 2000 Stock Option Plans. The Company's Chief Executive Officer and President, who each beneficially own a substantial amount of Common Stock of the Company, are not eligible to receive options under the 1993 Stock Option Plan, but are eligible to receive options under the 1998 and 2000 plans. Grants of stock options to eligible executive officers are intended to attract qualified individuals to work for the

Company as additional compensation and as an incentive for future performance. Through grants under the 1993, 1998 and 2000 Stock Option Plans, the Company's goal is to encourage ownership of the Common Stock by executive officers and other employees in order to enhance mutuality of interest with stockholders of the Company.

         At this time, based on the Company's current executive compensation structure, the Company does not believe it is necessary to adopt a policy with respect to qualifying executive compensation in excess of $1 million for deductibility under Section 162 (m) of the Internal Revenue Code of 1986, as amended.

         Consistent with the above policies and objectives, the fiscal 2001 base salary for Glenn Bollinger, the Company's Chairman of the Board and Chief Executive Officer, was not changed by the Board of Directors, and remained at $275,717. During fiscal 2001 Mr. Bollinger elected to reduce his salary to $250,000 in exchange for 25,716 stock options. The Committee considers that Mr. Bollinger's base salary was within the range of salaries of chief executive officers of comparable companies.

         This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

                                   The Compensation and Stock Option Committee of the Board of Directors

                                   Stephen L. Parr, Chairman

PERFORMANCE GRAPH

         The following graph compares the cumulative total stockholder return on the Common Stock of the Company with that of a peer group and the NASDAQ Stock Market - U.S. Index for the periods indicated. The comparison for each of the periods assumes that $100 was invested on March 31, 1996 in each of the Common Stock of the Company, the stocks included in the peer group, and the stocks included in the NASDAQ Stock Market - U.S. Index. These indexes, which reflect formulas for dividend reinvestment and weighting of individual stocks, do not necessarily reflect returns that could be achieved by individual investors.

        COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN AMONG
                           BOLLINGER INDUSTRIES, INC.,
             THE NASDAQ STOCK MARKET - U.S. INDEX, AND A PEER GROUP

                              [PERFORMANCE GRAPH]


                                                 Mar-96       Mar-97        Mar-98    Mar-99      Mar-00       Mar-01
                                                 ------       ------        ------    ------      ------       ------

BOLLINGER INDUSTRIES, INC.                         100          27           32          14          16           11
PEER GROUP (1)(2)(3)                               100          96          118          61          40           23
NASDAQ STOCK MARKET - US                           100         111          168         228         423          169


         (1) The Peer Group, which currently includes the Company, is comprised of the following companies: Adams Golf, Inc.; Ajay Sports, Inc.; Aldila, Inc.; Coyote Sports, Inc.; Educational Insights, Inc.; Escalade, Inc.; Imaginon, Inc.; Karts International, Inc.; Knickerbocker LL, Inc.; Paul-Son Gaming Corp.; Rawlings Sporting Goods, Inc.; Rollerball International, Inc.; Royal Precision, Inc.; Teardrop Golf Company; Vermont Teddy Bear, Inc.; Women's Golf Unlimited, Inc.; and Zindart Ltd Sponsored ADR. The members of the peer group are based on the companies listed in the 2001 NASDAQ Fact Book and Company Directory for Standard Industrial Classification Code 394, Toys and Sporting Goods (2001 Peer Group), and which have been publicly traded since at least March 31, 1996. NASDAQ did not provide a performance index for this group of companies.

         (2) The following companies were included in the 2000 Peer Group, but are not included in the 2001 Peer Group: Acres Gaming, Inc.; Alottafun, Inc.; American Bingo & Gaming Corp.; Baoa, Inc.; Bio-Dyne Corp.; Brass Eagle, Inc.; Callaway Golf Co.; Coastcast Corp.; Colmena Corp.; Cyber Mark International Corp.; Cybex International, Inc.; Cyntech Technologies, Inc.; Direct Connect International, Inc.; Discovery Zone, Inc.; DSI Toys, Inc.; Ecom Ecom Com, Inc.; Empire of Carolina, Inc.; Equity Marketing, Inc.; Exx, Inc. Cl A; Exx, Inc. Cl B; First Team Sports, Inc.; Fusion FD, Inc.; Gary Player Direct, Inc.; Golfgear International, Inc.; Granite Bay Tech, Inc.; Hasbro, Inc.; Hockey Company; Jakks Pac, Inc.; Johnson Outdoors, Inc.; Just Toys, Inc.; L A Group, Inc.; LCS Golf, Inc.; Magnatude Information Systems, Inc.; Marker International; Marvel Enterprises, Inc.; Mattel, Inc.; Monarch Services, Inc.; Ohio Art Company; OnTV, Inc.; Play by Play Toys & Novelties Company; Playcore, Inc; Racing Champions Corp.; Ranger Inds, Inc.; Riddell Sports, Inc.; Salesrepcentral.com, Inc.; Technigen Corp.; Toymax International, Inc.; TRB System International, Inc.; Trudy Corp.; US Wireless Corp.; Variflex, Inc. and Victormaxx Technologies, Inc.

         (3) The following companies are included in the 2001 Peer Group, but were not included in the 2000 Peer Group: Imaginon, Inc.; Laser Storm, Inc.; Paul-Son Gaming Corp.; Women's Golf Unlimited, Inc. and Zindart Ltd Sponsored ADR.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During 1998 Franklin Santagate became a marketing advisor on contract to the Company. In March 1999 Mr. Santagate accepted the position of Vice President of Marketing, again on a contract basis. Mr. Santagate, formerly known as Mr. Franklin Ross, was a vice president of marketing for the Company until the time of the initial public offering in November 1993. During fiscal year 2001 the Company paid Mr. Santagate $157,465 for 2001. Mr. Santagate continues to provide marketing services on a contract basis.

         In March 2001 the Company received $100,000 cash each from Dell Bollinger and David Barr in exchange for promissory notes that mature on October 1, 2001, bearing interest at $5,000 per month beginning May 1, 2001.

         The Company entered into a sublease with Glenn Bollinger and Bobby Bollinger for office space in October 2000. This sublease provides for monthly rentals of $3,938 and continues through June 2002 with option to renew. The sublease provided for the Company to pay or reimburse approximately $24,000 for tenant finish-out, plus an additional $22,000 for remodeling and furnishing the space.

         All other transactions, if any, between the Company and any of its directors, officers, principal stockholders, employees and other affiliates are subject to the approval of a majority of the independent directors of the Company who are disinterested in the transactions. All such transactions and loans must be on terms no less favorable to the Company than those generally available from unaffiliated third parties.

                              STOCKHOLDER PROPOSALS

         Any proposals from stockholders to be presented for consideration for inclusion in the proxy material in connection with the 2002 annual meeting of stockholders of the Company must be submitted in accordance with the rules of the SEC and received by the Secretary of the Company at the Company's principal executive offices no later than the close of business on May 30, 2002.

                                  OTHER MATTERS

         The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. Costs of solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, and telegram by directors, officers and employees of the Company. Arrangements have also been made with brokerage houses, banks and other custodians, nominees, and fiduciaries for the forwarding of soliciting materials to the beneficial owners of the Common Stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

         All information contained in this Proxy Statement relating to the occupations, affiliations, and securities holdings of directors and officers of the Company and their relationship and transactions with the Company is based upon information received from the individual directors and officers. All information relating to any beneficial owner of more than five percent (5%) of the Company's Common Stock is based upon information contained in reports filed by such owner with the SEC.

         The Annual Report to stockholders of the Company for the fiscal year ended March 31, 2001, which includes financial statements, accompanying this Proxy Statement, does not form any part of the material for the solicitation of proxies.

         THE COMPANY HAS PROVIDED TO EACH PERSON WHOSE PROXY IS SOLICITED HEREBY A COPY OF THE COMPANY'S FISCAL 2001 ANNUAL REPORT, WHICH INCLUDES A COPY OF THE COMPANY'S FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2001.

                                     By the Order of the Board of Directors


                                           /s/ ROSE TURNER
                                             Rose Turner
                                             Secretary

September 27, 2001

                           BOLLINGER INDUSTRIES, INC.
     Proxy Solicited on Behalf of the Board of Directors of the Corporation
                       For Annual Meeting of Stockholders
                                October 25, 2001

         The undersigned hereby constitutes and appoints Glenn D. Bollinger and Bobby D. Bollinger, and each of them, proxies with full power of substitution, to vote, as directed below, all the shares of common stock of Bollinger Industries, Inc. (the "Corporation") held of record by the undersigned at the close of business on September 20, 2001 at the Annual Meeting of Stockholders to be held at the AmeriSuites Hotel, 1542 North Highway 360, Grand Prairie, Texas 75050 at 10:00 a.m. local time, on October 25, 2001, and at any adjournment or adjournments thereof.

         1. ELECTION OF DIRECTORS--Nominees: Glenn D. Bollinger, Bobby D. Bollinger, John L. Maguire, and Stephen L. Parr.

              MARK ONLY ONE BOX    ____ VOTE FOR all nominees listed above,
                                        except vote to be withheld from the
                                        following nominees, if any:

              -----------------------------------------------------------------

                                   ____ VOTE TO BE WITHHELD from all nominees.

         2. APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS. Proposal to approve the appointment of King, Griffin & Adamson, P.C. as independent public accountants of the Corporation for the fiscal year ending March 31, 2002. FOR___ AGAINST___ ABSTAIN___

         3. OTHER BUSINESS. In their discretion upon such other business as may properly come before the meeting, or any adjournment or adjournments thereof. FOR___ AGAINST___ ABSTAIN___

         This proxy when properly executed will be voted as directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR all the nominees listed above and FOR proposal 2 in the discretion of the persons named herein as proxies, upon such other business as may come before the meeting and any adjournment or adjournments thereof. The undersigned hereby revokes any proxy or proxies heretofore given and hereby confirms all that said attorneys and proxies, or any of them, or their substitutes may do by virtue hereof. In addition, receipt of the 2001 Annual Report, the Notice of Annual Meeting and the Proxy Statement of Bollinger Industries, Inc. dated September 27, 2001 is hereby acknowledged.

         SHARES OF COMMON STOCK:____________     DATED___________________, 2001


         Please date this proxy and sign your name exactly as it appears hereon, and mail today. When signing on behalf of a corporation, partnership, estate, trust or the like, indicate title of persons signing. For joint accounts, each joint owner should sign.


                                                 ------------------------------

                                                 ------------------------------
                                                 Signature of Shareholder (s)

                                                 ------------------------------
                                                 Street Address

                                                 ------------------------------
                                                 City      State            Zip

    NOTE: I ______ WILL ______ WILL NOT ATTEND THE STOCK HOLDERS' MEETING ON
                               OCTOBER 25, 2001.